SETTLEMENT AGREEMENT
This Settlement Agreement (“Agreement”) is entered into among the United States of America, acting through the United States Department of Justice and on behalf of the Office of Inspector General (“OIG-HHS”) of the Department of Health and Human Services (“HHS”), and the Defense Health Agency (“DHA”), acting on behalf of the TRICARE Program (collectively, the “United States”), the Commonwealth of Massachusetts (the “Commonwealth”), acting through the Medicaid Fraud Division of the Office of Attorney General and on behalf of the Executive Office of Health and Human Services (“EOHHS”), limited to its role as the single state agency for Medicaid (“MassHealth”), the State of Connecticut, acting through the Attorney General of the State of Connecticut (collectively, “Connecticut”), BioReference Health, LLC and OPKO Health, Inc. (together, the “Defendants”), and Jean Marie Crowley (“Relator”) (hereafter collectively referred to as “the Parties”), through their authorized representatives.
RECITALS
A.    Defendant OPKO Health, Inc. (“OPKO”) is a Delaware corporation with principal executive offices at 4400 Biscayne Blvd., Miami, FL 33137. OPKO Health is a publicly traded, diversified health care company whose diagnostics business includes BioReference Health, LLC.
B.    Defendant BioReference Health, LLC (“BioReference”) is a Delaware limited liability company that provides laboratory services nationwide. BioReference was known as BioReference Laboratories, Inc., a New Jersey Corporation, until March 10, 2022. BioReference is a wholly owned subsidiary of OPKO. OPKO completed its acquisition of BioReference on August 20, 2015.
C.    On April 25, 2019, Relator filed a qui tam action in the United States District Court for the District of Massachusetts captioned United States ex rel. Crowley v. BioReference Laboratories, Inc. and OPKO Health, Inc., No. 19-cv-10981, pursuant to the qui tam provisions of the False Claims Act, 31 U.S.C. § 3730(b), the Massachusetts False Claims Act, M.G.L. c. 12, § 5A et seq., and the Connecticut False Claims Act, Conn. Gen. Stat. § 4-274, et seq. (the “Civil Action”). Relator alleges that Defendants violated the federal False Claims Act, the Connecticut False Claims Act, and the Massachusetts False Claims Act by: (1) paying unlawful remuneration to physician groups that referred testing to BioReference, in violation of the Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b); and (2) submitting claims for designated health services referred in violation of the federal physician self-referral law (commonly referred to as the “Stark Law,”), 42 U.S.C. § 1395nn.
D.    The United States, the Commonwealth, and Connecticut contend that Defendants submitted or caused to be submitted fee-for-service claims for payment to the Medicare Program, Title XVIII of the Social Security Act, 42 U.S.C. §§ 1395-1395lll (“Medicare”); the Medicaid Program, 42 U.S.C. §§ 1396-1396w-5 (“Medicaid”); and the TRICARE Program, 10 U.S.C. §§ 1071-1110b (“TRICARE”) (collectively, “Federal Health Care Programs”).
E.    The United States contends that it has certain civil claims against Defendants for submitting or causing the submission of false claims for payment to Federal Health Care Programs that were tainted by violations of the Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b), and/or the Stark Law, 42 U.S.C. § 1395nn.
F.    The Commonwealth and Connecticut contend that they have certain civil claims against Defendants for submitting or causing the submission of false claims for payment to MassHealth and Connecticut Medicaid that were tainted by violations of the Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b), the Stark Law, 42 U.S.C. § 1395nn, the Massachusetts Anti-Kickback Law, M.G.L. c. 175H § 3, and/or the Connecticut Anti-Kickback Law, Conn. Gen. Stat. § 53a-161d(a). The Commonwealth and Connecticut contend that MassHealth and Connecticut Medicaid require that enrolled providers comply with federal and state law, including the Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b), the Stark Law, 42 U.S.C. §

1395nn, the Massachusetts Anti-Kickback Law, M.G.L. c. 175H § 3, and/or the Connecticut Anti-Kickback Law, Conn. Gen. Stat. § 53a-161d(a).
G.    Defendants admit, acknowledge, and accept responsibility for the following facts. For the physicians, physician groups, and time periods set forth in a separate letter dated June 29, 2022, which is incorporated herein by reference (the “Practice List”), BioReference made payments to the physicians and physicians’ groups, from January 1, 2013 through March 31, 2021, for office space rentals for amounts that exceeded fair market value. BioReference used the rented office space for its Patient Service Centers (“PSCs”), where BioReference collected patients’ blood samples. BioReference analyzed referrals from nearby health care providers—including many of the physician-lessors identified in the Practice List—when deciding whether to open, maintain, or close PSCs. When BioReference entered into the rental arrangements set forth in the Practice List and determined the payments it would make to physicians and physicians’ groups for the office space rentals, in some cases BioReference (i) inaccurately measured the amount of space that BioReference would use exclusively, and (ii) included a disproportionate share of the common spaces in the calculations of office space for which BioReference made payments. OPKO and BioReference conducted internal audits between 2017 and 2019 that identified certain physician-lessors to whom BioReference made lease payments in excess of fair market value. Defendants did not report or return any overpayments to the Federal Health Care Programs. This conduct is referred to below as the “Covered Conduct.” *
H.    With the exception of the Covered Conduct, Defendants expressly deny the allegations of the Relator as set forth in the Civil Action.

* The Practice List also identifies the specific physicians/physician groups for which the Covered Conduct took place in the Commonwealth and Connecticut.

I.    Relator claims entitlement under 31 U.S.C. § 3730(d), M.G.L. c. 12, § 5F, and Conn. Gen. Stat. § 4-278(e) to a share of the proceeds of this Settlement Agreement and to Relator’s reasonable expenses, attorneys’ fees, and costs.
J.    In consideration of the mutual promises and obligations of this Settlement
Agreement, the Parties agree and covenant as follows:
TERMS AND CONDITIONS
1.    Defendants shall pay to the United States $9,853,958 (“Federal Settlement Amount”), of which $4,926,979 is restitution, and interest on the Settlement Amount at a rate of one-and-one-half percent (1.5%) per annum from September 24, 2021, no later than 10 days after the Effective Date of this Agreement, by electronic funds transfer pursuant to written instructions to be provided by the United States Attorney for the District of Massachusetts.
2.    Defendants shall pay to the Commonwealth $141,041 (“Commonwealth Settlement Amount”) and interest on the Commonwealth Settlement Amount at a rate of one-and-one-half percent (1.5%) per annum from September 24, 2021, no later than 10 days after the Effective Date of this Agreement, by electronic funds transfer pursuant to written instructions to be provided by the Massachusetts Attorney General’s Office.
3.    Defendants shall pay to Connecticut $5,001 (“Connecticut Settlement Amount”) and interest on the Connecticut Settlement Amount at a rate of one-and-one-half percent (1.5%) per annum from September 24, 2021, no later than 10 days after the Effective Date of this Agreement, by electronic funds transfer pursuant to written instructions to be provided by the Connecticut Attorney General’s Office.
4.    Conditioned upon the United States receiving payment of the Federal Settlement Amount, and as soon as feasible after receipt, the United States shall pay $1,675,172.86 plus a ro rata share of the accrued interest at the rate set forth above to Relator by electronic funds transfer (“Federal Relator’s Share”).

5.    Conditioned upon the Commonwealth receiving the Commonwealth Settlement Amount, and as soon as feasible after receipt, the Commonwealth shall pay $23,976.97 plus a pro rata share of the accrued interest at the rate set forth above to Relator by electronic funds transfer (“Commonwealth Relator’s Share”).
6.    Conditioned upon Connecticut receiving the Connecticut Settlement Amount, and as soon as feasible after receipt, Connecticut shall pay $850.17 plus a pro rata share of the accrued interest at the rate set forth above to Relator by electronic funds transfer (“Connecticut Relator’s Share”).
7.    Defendants have agreed to pay Relator’s reasonable expenses, fees, and costs related to the Civil Action, as contemplated by 31 U.S.C. §§ 3730(d) and (h)(2) and comparable state law provisions, and will do so subject to terms set forth in a separate agreement being entered into by Relator and Defendants. Moreover, Defendants and Relator have resolved Relator’s claims under 31 U.S.C. § 3730(h) and M.G.L. ch. 12 § 5J relating to the Civil Action subject to the terms set forth in a separate agreement.
8.    Subject to the exceptions in Paragraph 14 (concerning reserved claims) below, and upon the United States’ receipt of the Federal Settlement Amount plus interest due under Paragraph 1, the United States releases Defendants, their predecessors, their current and former parents, divisions, subsidiaries, successors, and assigns (collectively, the “Defendant Releasees”) from any civil or administrative monetary claim the United States has for the Covered Conduct under the False Claims Act, 31 U.S.C. §§ 3729-3733; the Civil Monetary Penalties Law, 42 U.S.C. § 1320a-7a; the Program Fraud Civil Remedies Act, 31 U.S.C. §§ 3801-3812; the civil onetary provisions of the Stark Law at 42 U.S.C. §§ 1395nn(g)(3) and (g)(4); or the common law theories of payment by mistake, unjust enrichment, and fraud.
9.    Subject to the exceptions in Paragraph 14 below, and conditioned upon the Commonwealth’s receipt of Defendants’ full payment of the Massachusetts Settlement

Amount, the Commonwealth releases Defendant Releasees from any civil or administrative monetary claim the Commonwealth has for the Covered Conduct under the Massachusetts False Claims Act, M.G.L. c. 12, § 5A, et seq.; the Massachusetts Medicaid False Claims Act, M.G.L. c. 118E, §§ 40 and 44; the overpayment provisions of 130 C.M.R. §§ 450.237, 450.260(A), 450.260(I)); or the common law theories of payment by mistake, unjust enrichment, and fraud.
10.    Subject to the exceptions in Paragraph 14 below, and conditioned upon Connecticut’s receipt of Defendants’ full payment of the Connecticut Settlement Amount, Connecticut releases Defendant Releasees from any civil or administrative monetary claim Connecticut has for the Covered Conduct under the Connecticut False Claims Act, Conn. Gen. Stat. §§ 4-274, et seq.; or the common law theories of payment by mistake, unjust enrichment, and fraud.
11.    Upon Defendants’ full payment of the Federal, Commonwealth, and Connecticut Settlement Amounts plus interest due under Paragraph 1, and amounts due under the separate agreements referenced in Paragraph 7, Relator, to the full extent of her legal authority to do so, for herself and for her heirs, successors, attorneys, agents, assigns, and any and all entities formerly, or now, or in the future owned in whole or in part by herself or her heirs, successors, partners, agents, and assigns (collectively with Relator, the “Relator Releasors”), jointly and severally, releases Defendant Releasees and their current and former affiliates, owners, directors, officers, employees, agents, shareholders, joint venturers, and successors and assigns of any of these entities (together with Defendant Releasees, the “Defendant Releasee Entities”), jointly and severally, from any and all claims and potential claims, whether known or unknown, from the beginning of time until the Effective Date of this Agreement, including but not limited to (i) all claims included in her qui tam complaint filed in the Civil Action, (ii) any other claims Relator has on behalf of the United States under the False Claims Act, 31 U.S.C. §§ 3729-3733, or on behalf of the Commonwealth or the State of Connecticut under their respective False Claims Acts, (iii) any employment claims, and (iv) any common law and/or statutory claims, with the express exception of any potential claims concerning conduct that post-dates the Effective Date of this Agreement. Relator represents and warrants that she is not currently aware of any legal claim that could lawfully be brought at this time against Defendant Releasee Entities other than those encompassed within the Covered Conduct and the Civil Action, for which a full release is herein granted.
12.    In consideration of the obligations of Defendants in this Agreement and the Corporate Integrity Agreement (“CIA”) entered into between the OIG-HHS and OPKO and BioReference, and upon the United States’ receipt of full payment of the Federal Settlement Amount, plus interest due under Paragraph 1, the OIG-HHS shall release and refrain from instituting, directing, or maintaining any administrative action seeking exclusion from Medicare, Medicaid, and other Federal health care programs (as defined in 42 U.S.C. § 1320a-7b(f)) against Defendants under 42 U.S.C. § 1320a-7a (Civil Monetary Penalties Law) or 42 U.S.C. § 1320a-7(b)(7) (permissive exclusion for fraud, kickbacks, and other prohibited activities) for the Covered Conduct, except as reserved in this paragraph and in Paragraph 14 (concerning reserved claims), below. The OIG-HHS expressly reserves all rights to comply with any statutory obligations to exclude Defendants from Medicare, Medicaid, and other Federal health care programs under 42 U.S.C. § 1320a-7(a) (mandatory exclusion) based upon the Covered Conduct.
Nothing in this paragraph precludes the OIG-HHS from taking action against entities or persons, or for conduct or practices, for which claims have been reserved in Paragraph 14, below.
13.    In consideration of the obligations of Defendants in this Agreement, and upon the United States’ receipt of full payment of the Federal Settlement Amount, plus interest due under Paragraph 1, DHA shall release and refrain from instituting, directing, or maintaining any administrative action seeking exclusion from the TRICARE Program against Defendants under 32 C.F.R. § 199.9 for the Covered Conduct, except as reserved in this paragraph and in
Paragraph 14 (concerning reserved claims), below. DHA expressly reserves authority to exclude Defendants from the TRICARE Program under 32 C.F.R. §§ 199.9(f)(1)(i)(A), (f)(1)(i)(B), and (f)(1)(iii) (mandatory exclusion), based upon the Covered Conduct. Nothing in this paragraph precludes DHA or the TRICARE Program from taking action against entities or persons, or for conduct or practices, for which claims have been reserved in Paragraph 14, below.
14.    Notwithstanding the releases given in Paragraphs 8, 9, and 10 of this Agreement, or any other term of this Agreement, the following claims and rights of the United States, the Commonwealth, and Connecticut are specifically reserved and are not released:
a)    Any liability arising under Title 26, U.S. Code (Internal Revenue Code) or Title IX (Chapters 58 - 65C) of the Massachusetts General Laws;
b)    Any liability arising under the laws and regulations that are administered and enforced by the State of Connecticut Department of Revenue Services;
c)    Any criminal liability;
d)    Except as explicitly stated in this Agreement, any administrative liability or enforcement right, including mandatory exclusion from Federal health care programs;
e)    Except as explicitly stated in this Agreement, any administrative liability to the State of Connecticut Department of Social Services (“DSS”), or enforcement right of the State of Connecticut (or its agencies), including suspension from Connecticut Medicaid;
f)    Except as explicitly stated in this Agreement, any civil or administrative liability that any person or entity has or may have to the State of Connecticut or to individual consumers or state program payors under any statute, regulation or rule not expressly covered by the release in Paragraph 10 above, including, but not limited to, any and all of the following claims: (i) State or federal antitrust violations; (ii) claims involving unfair and/or deceptive acts and practices and/or violations of consumer protection laws;
g)    Any liability to the United States, the Commonwealth or the State of Connecticut (or their agencies) for any conduct other than the Covered Conduct;
h)    Any liability based upon obligations created by this Agreement;
i)    Any liability of individuals;
j)    Any liability for express or implied warranty claims or other claims for defective or deficient products or services, including quality of goods and services;
k)    Any liability for failure to deliver goods or services due; and
l)    Any liability for personal injury or property damage or for other consequential damages arising from the Covered Conduct.
15.    Relator and her heirs, successors, attorneys, agents, and assigns shall not object to this Agreement but agree and confirm that this Agreement, the Federal Settlement Amount, the Commonwealth Settlement Amount, and the Connecticut Settlement Amount are fair, adequate, and reasonable under all the circumstances, pursuant to 31 U.S.C. § 3730(c)(2)(B) and applicable state law. For the avoidance of doubt, Relator and her heirs, successors, attorneys, agents, and assigns hereby waive the right to challenge the fairness, adequacy, or reasonableness of the Agreement, the Federal Settlement Amount, the Commonwealth Settlement Amount, and the Connecticut Settlement Amount, and waive the opportunity for a hearing on any objection to this Agreement, the Federal Settlement Amount, the Commonwealth Settlement Amount, and the Connecticut Settlement Amount pursuant to 31 U.S.C. § 3730(c)(2)(B) and applicable state law. Conditioned upon Relator’s receipt of the Relator’s Share, Relator and her heirs, successors, attorneys, agents, and assigns fully and finally release, waive, and forever discharge the United

States, its agencies, officers, agents, employees, and servants, from any claims arising from the filing of the Civil Action or under 31 U.S.C. § 3730, and from any claims to a share of the proceeds of this Agreement and/or the Civil Action. Conditioned upon Relator’s receipt of the Commonwealth Relator’s Share, Relator and her heirs, successors, attorneys, agents, and assigns fully and finally release, waive, and forever discharge the Commonwealth, its agencies, officers, agents, employees, and servants, from any claims arising from the filing of the Civil Action or under M.G.L. c. 12, § 5A, and from any claims to a share of the proceeds of this Agreement and/or the Civil Action. Conditioned upon Relator’s receipt of the Connecticut Relator’s Share, Relator and her heirs, successors, attorneys, agents, and assigns fully and finally release, waive, and forever discharge Connecticut, its agencies, officers, agents, employees, and servants, from any claims arising from the filing of the Civil Action or under Conn. Gen. Stat. § 4-275, and from any claims to a share of the proceeds of this Agreement and/or the Civil Action.
16.    Conditioned upon Relator’s execution of this Agreement and the separate agreements referenced in Paragraph 7, and dismissal with prejudice as to Relator of the Civil Action against Defendants as set forth more fully in Paragraph 25, Defendant Releasee Entities, to the full extent of their legal authority to do so, release Relator Releasors, jointly and severally, from any and all claims and potential claims, whether known or unknown, from the beginning of time until the Effective Date of this Agreement, including but not limited to (i) all claims related to Relator’s qui tam complaint in the Civil Action; (ii) claims against Relator under the False Claims Act, 31 U.S.C. §§ 3729-3733, or the False Claims Acts of the Commonwealth or the State of Connecticut; (iii) any employment claims; and (iv) any common law and/or statutory claims, with the express exception of any potential claims concerning conduct that post-dates the Effective Date of this Agreement. Defendant Releasee Entities represent and warrant that they are not currently aware of any legal claim that could lawfully be brought at this time against Relator

Releasors other than those encompassed within the Covered Conduct and the Civil Action, for which a full release is herein granted.
17.    Defendants waive and shall not assert any defenses Defendants may have to any criminal prosecution or administrative action relating to the Covered Conduct that may be based in whole or in part on a contention that, under the Double Jeopardy Clause in the Fifth Amendment of the Constitution, or under the Excessive Fines Clause in the Eighth Amendment of the Constitution, this Agreement bars a remedy sought in such criminal prosecution or administrative action.
18.    Defendants fully and finally release the United States, its agencies, officers, agents, employees, and servants, from any claims (including attorneys’ fees, costs, and expenses of every kind and however denominated) that Defendants have asserted, could have asserted, or may assert in the future against the United States, its agencies, officers, agents, employees, and servants, related to the Covered Conduct or the United States’ investigation or prosecution thereof.
19.    Defendants fully and finally release the Commonwealth, its agencies, officers, agents, employees, and servants, from any claims (including attorneys’ fees, costs, and expenses of every kind and however denominated) that Defendants have asserted, could have asserted, or may assert in the future against the Commonwealth, its agencies, officers, agents, employees, and servants, related to the Covered Conduct or the Commonwealth’s investigation or prosecution thereof.
20.    Defendants fully and finally release Connecticut, its agencies, officers, agents, employees, and servants, from any claims (including attorneys’ fees, costs, and expenses of every kind and however denominated) that Defendants have asserted, could have asserted, or may assert in the future against Connecticut, its agencies, officers, agents, employees, and servants, related to the Covered Conduct or the Connecticut’s investigation or prosecution thereof.

21.    The Federal, Commonwealth, or Connecticut Settlement Amounts shall not be decreased as a result of the denial of claims for payment now being withheld from payment by any Medicare contractor (e.g., Medicare Administrative Contractor, fiscal intermediary, carrier), TRICARE, or any state payer, related to the Covered Conduct; and Defendants agree not to resubmit to any Medicare contractor, TRICARE, or any state payer any previously denied claims related to the Covered Conduct, agrees not to appeal any such denials of claims, and agrees to withdraw any such pending appeals.
22.    Defendants agree to the following:
a) Unallowable Costs Defined: All costs (as defined in the Federal Acquisition
Regulation, 48 C.F.R. § 31.205-47; and in Titles XVIII and XIX of the Social Security Act, 42 U.S.C. §§ 1395-1395lll and 1396-1396w-5; and the regulations and official program directives promulgated thereunder) incurred by or on behalf of Defendants, their present or former officers, directors, employees, shareholders, and agents in connection with:
1) the matters covered by this Agreement;
2)    the United States’ audit(s) and civil and any criminal investigation(s) of the matters covered by this Agreement;
3)    Defendants’ investigation, defense, and corrective actions undertaken in response to the United States’ audit(s) and civil investigation(s) in connection with the matters covered by this Agreement (including attorneys’ fees);
4)    the negotiation and performance of this Agreement;
5)    the payments Defendants make to the United States pursuant to this Agreement and any payments that Defendants may make to Relator, including costs and attorneys’ fees; and

6)    the negotiation of, and obligations undertaken pursuant to the CIA to: (i) retain an independent review organization to perform annual reviews as described in Section III of the CIA; and (ii) prepare and submit reports to the OIG-HHS are unallowable costs for government contracting purposes and under the Medicare Program, Medicaid Program, TRICARE Program, and Federal Employees Health Benefits Program (“FEHBP”) (hereinafter referred to as “Unallowable Costs”). However, nothing in paragraph 22.a.(6) that may apply to the obligations undertaken pursuant to the CIA affects the status of costs that are not allowable based on any other authority applicable to Defendants.
b) Future Treatment of Unallowable Costs: Unallowable Costs shall be separately determined and accounted for in nonreimbursable cost centers by Defendants, and Defendants shall not charge such Unallowable Costs directly or indirectly to any contracts with the United States or any State Medicaid program, or seek payment for such Unallowable Costs through any cost report, cost statement, information statement, or payment request submitted by Defendants or any of their subsidiaries or affiliates to the Medicare, Medicaid, TRICARE, or FEHBP Programs.
c)    Treatment of Unallowable Costs Previously Submitted for Payment: Defendants further agree that within 90 days of the Effective Date of this Agreement it shall identify to applicable Medicare and TRICARE fiscal intermediaries, carriers, and/or contractors, and Medicaid and FEHBP fiscal agents, any Unallowable Costs (as defined in this paragraph) included in payments previously sought from the United States, or any State Medicaid program, including, but not limited to, payments sought in any cost reports, cost statements, information reports, or payment requests already submitted by Defendants or any of their subsidiaries or affiliates, and shall request, and agree, that such cost reports, cost statements, information reports, or payment requests, even if already settled, be adjusted to account for the effect of the inclusion of the Unallowable Costs. Defendants agree that the United States, at a minimum, shall be entitled to recoup from Defendants any overpayment plus applicable interest and penalties as a result of the inclusion of such Unallowable Costs on previously submitted cost reports, information reports, cost statements, or requests for payment.
d)    Any payments due after the adjustments have been made shall be paid to the United States pursuant to the direction of the Department of Justice and/or the affected agencies. The United States reserves its rights to disagree with any calculations submitted by Defendants or any of their subsidiaries or affiliates on the effect of inclusion of Unallowable Costs (as defined in this paragraph) on Defendants or any of their subsidiaries or affiliates’ cost reports, cost statements, or information reports.
e) Nothing in this Agreement shall constitute a waiver of the rights of the United States to audit, examine, or re-examine Defendants’ books and records to determine that no Unallowable Costs have been claimed in accordance with the provisions of this paragraph.
23.    This Agreement is intended to be for the benefit of the Parties only. The Parties do not release any claims against any other person or entity, except to the extent provided for in Paragraph 24 (waiver for beneficiaries paragraph), below.
24.    Defendants agree that they waive and shall not seek payment for any of the health care billings covered by this Agreement from any health care beneficiaries or their parents, sponsors, legally responsible individuals, or third-party payors based upon the claims defined as Covered Conduct.

25.    Upon receipt of the payments described in Paragraphs 1, 2, and 3, above, and any payments required by the separate agreements referenced in Paragraph 7, above, the United States, the Commonwealth, Connecticut, and Relator shall promptly sign and file in the Civil Action a Joint Stipulation of Dismissal of the Civil Action pursuant to Rule 41(a)(1)(A). The dismissal shall be with prejudice as to Relator as to all claims and all parties in the Civil Action. With respect to the United States, the Commonwealth, and Connecticut, the dismissal shall be with prejudice as to the Covered Conduct and without prejudice as to any other conduct or causes of action.
26.    Except as otherwise provided herein, each Party shall bear its own legal and other costs incurred in connection with this matter, including the preparation and performance of this Agreement.
27.    Each party and signatory to this Agreement represents that it freely and voluntarily enters into this Agreement without any degree of duress or compulsion.
28.    This Agreement is governed by the laws of the United States. The exclusive jurisdiction and venue for any dispute relating to this Agreement is the United States District Court for the District of Massachusetts, except that disputes only between the State of Connecticut and Defendants will be resolved in the Superior Court for the Judicial District of Hartford, Connecticut. For purposes of construing this Agreement, this Agreement shall be deemed to have been drafted by all Parties to this Agreement and shall not, therefore, be construed against any Party for that reason in any subsequent dispute.
29.    This Agreement constitutes the complete agreement among the Parties. This Agreement may not be amended except by written consent of the Parties.
30.    The undersigned counsel represent and warrant that they are fully authorized to execute this Agreement on behalf of the persons and entities indicated below.

31.    This Agreement may be executed in counterparts, each of which constitutes an original and all of which constitute one and the same Agreement.
32.    This Agreement is binding on Defendants’ successors, transferees, heirs, and assigns.
33.    This Agreement is binding on Relator’s successors, transferees, heirs, and assigns.
34.    All Parties consent to the United States’ disclosure of this Agreement, and information about this Agreement, to the public.
35.    This Agreement is effective on the date of signature of the last signatory to the Agreement (Effective Date of this Agreement). Facsimiles and electronic transmissions of signatures shall constitute acceptable, binding signatures for purposes of this Agreement.

THE UNITED STATES OF AMERICA

DATED: 7/14/22    By:    /s/ Alexandra Brazier
                ALEXANDRA BRAZIER
                CHARLES WEINOGRAD
                Assistant United States Attorneys
                District of Massachusetts

DATED: 7/14/22    By:    /s/ Douglas Rosenthal
                DOUGLAS ROSENTHAL
                Trial Attorney
                Commercial Litigation Branch
                Civil Division
                United States Department of Justice

DATED: 7/14/22    By:    /s/ Lisa M. Re
                LISA M. RE
                Assistant Inspector General for Legal Affairs
                Office of Counsel to the Inspector General
                Office of Inspector General
                United States Department of Health and Human Services

DATED: 6/29/22    By:    BLEY.PAUL.NICHO    Digitally signed by
                LAS.1099873821    BLEY.PAUL,NICHOLAS.
                SALVATORE M. MAIDA    21
            for    General Counsel    Date: 2022.06.29 18:30:08 -04’00’
                Defense Health Agency
                United States Department of Defense

THE COMMONWEALTH OF MASSACHUSETTS

DATED: 7/12/22    By:    /s/ Toby Unger
                TOBY UNGER
                Chief, Medicaid Fraud Division
                Office of Attorney General
                Commonwealth of Massachusetts

DATED: 7/11/22    By:    /s/ Marylou Sudders
                MARYLOU SUDDERS
                Secretary
                Executive Office of Health and Human Services
                Commonwealth of Massachusetts

THE STATE OF CONNECTICUT

                WILLIAM TONG
                ATTORNEY GENERAL

DATED: June 30, 2022    By:    /s/ Gregory K. O’Connell
                GREGORY K. O’CONNELL
                Assistant Attorney
                General State of
                Connecticut

BIOREFERENCE

DATED: June 29, 2022    By:    /s/ Jane Pine Wood
                JANE PINE WOOD
                Chief Legal Counsel, BioReference Health, LLC

DATED: June 29, 2022    By:    /s/Karen S. Lovitch     by Karen S. Lovitch
                HOPE S. FOSTER
                KAREN S. LOVITCH
                Counsel for BioReference Health, LLC

OPKO

DATED: 6/27/2022    By:    /s/ Steve Rubin
                STEVE RUBIN
                Executive Vice President, Administration
                OPKO Health, Inc.

DATED: June 29, 2022    By:    /s/Karen S. Lovitch     by Karen S. Lovitch
                HOPE S. FOSTER
                KAREN S. LOVITCH
                Counsel for OPKO Health, Inc.

JEAN MARIE CROWLEY - RELATOR

DATED: 7/1/2022    By:    /s/ Jean Marie Crowley
                JEAN MARIE CROWLEY

DATED: 7/1/2222    By:    /s/ Linda C. Severin
                LINDA C. SEVERIN
                ERICA BLACHMAN HITCHINGS
                SUZANNE E. DURRELL
                Counsel for Jean Marie Crowley